Exhibit 99.1

Hour Loop Reports First Quarter 2023 Results

Demonstrates Strong Revenue Growth Despite Challenging

e-Commerce Environment

Provides Full Year 2023 Revenue and Net Income Guidance

Redmond, WA, May 12, 2023 – Hour Loop, Inc. (NASDAQ: HOUR) (“Hour Loop”), a leading online retailer, announces its financial and operational results for the quarter ended March 31, 2023.

Financial Highlights for First Quarter 2023:

●	Net revenues increased 70.5% to $21.1 million, compared to $12.4 million in the year-ago period;
●	Net loss totaled $1.2 million, compared to net income of $0.6 million in the year-ago period; and
●	Cash used for operating activities was $3.1 million, compared to $7.9 million in the year-ago period.

Management Commentary

“We are pleased to report our first quarter 2023 results, in which we delivered great performance in terms of revenue growth,” said Sam Lai, CEO of Hour Loop. “The revenue growth rate for the first quarter was 70.5%, compared with the year-ago period, and outperformed most peers that we know.

“However, our gross margin was negatively impacted by the challenging e-commerce environment and intense competition caused by high inventory levels across the industry. Our operating expenses percentage, on the other hand, decreased because of efforts made for expenses management. Overall, we believe we’ve built a solid foundation to continue generating strong growth. We also aim to make improvements on profitability.”

“Looking forward, we’re cautiously optimistic. Despite an uncertain economy, we continue to see strong demand for our products so far in 2023. We are confident in our ability to continue delivering values to our vendors, customers, and shareholders.”

First Quarter 2023 Financial Results

Net revenues in the first quarter of 2023 were $21.1 million, compared to $12.4 million in the year-ago period. The increase was primarily due to continued growth and maturity in our personnel and operating model, despite the overall e-commerce traffic slowdown and intense competition.

Gross profit percentage decreased 6.7% to 45.6%, compared to 52.3% of net revenues in the comparable period a year ago. The decrease was a function of increased market competition, overstocked inventories, and higher Amazon fees.

Operating expenses percentage decreased 5.0% to 53.3%, compared to 58.3% of net revenues in the year-ago period. The decrease reflected better management of shipping, labelling, and preparation costs, as well as legal and professional fees.

Net loss in the first quarter of 2023 was $1.2 million, or $0.04 per diluted share, compared to $0.6 million, or $0.02 per diluted share, in the comparable year-ago period. The increase was driven by increased costs as a result of the reasons mentioned above despite efforts made for expenses management.

As of March 31, 2023, the Company had $1.3 million in cash and cash equivalents, compared to $4.6 million as of December 31, 2022. This decrease was driven by the payments made to vendors when due.

Inventories as of March 31, 2023, were $13.6 million, compared to $18.8 million as of December 31, 2022. The decrease represented strong sales momentum in the first quarter of 2023.

Full Year 2023 Financial Outlook

For the full year 2023, Hour Loop maintains its guidance for gross revenue to be in the range of $112 million to $122 million, representing 10% to 20% year-over-year growth. Hour Loop expects 2023 net income to be in the range of $0.5 million to $4 million.

About Hour Loop, Inc.

Hour Loop is an online retailer engaged in e-commerce retailing in the U.S. market. It has operated as a third-party seller on www.amazon.com and has sold merchandise on its website at www.hourloop.com since 2013. Hour Loop further expanded its operations to other marketplaces such as Walmart, eBay, and Etsy. To date, Hour Loop has generated practically all its revenue as a third-party seller on www.amazon.com and only a negligible amount of revenue from its own website and other marketplaces. Hour Loop manages more than 100,000 stock-keeping units (“SKUs”). Product categories include home/garden décor, toys, kitchenware, apparel, and electronics. Hour Loop’s primary strategy is to bring most of its vendors’ product selections to the customers. It has advanced software that assists Hour Loop in identifying product gaps so it can keep such products in stock year-round including the entirety of the last quarter (holiday season) of the calendar year. In upcoming years, Hour Loop plans to expand its business rapidly by increasing the number of business managers, vendors, and SKUs.

Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements” including with respect to Hour Loop’s business strategy, product development and industry trends. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of Hour Loop. While Hour Loop believes these forward-looking statements are reasonable, undue reliance should not be placed on any such forward-looking statements, which are based on information available to Hour Loop on the date of this release. These forward-looking statements are based upon current estimates and assumptions and are subject to various risks and uncertainties, including, without limitation, those set forth in Hour Loop’s filings with the Securities and Exchange Commission, as the same may be updated from time to time. Thus, actual results could be materially different. Hour Loop undertakes no obligation to update these statements whether as a result of new information, future events or otherwise, after the date of this release, except as required by law.

Investor Contact

Finance Department

finance@hourloop.com

HOUR LOOP, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In U.S. Dollars, except for share data)

As of March 31, 2023 (Unaudited) and December 31, 2022

	March 31,	December 31,
	2023	2022
	(unaudited)
ASSETS
Current assets
Cash and cash equivalents	$1,274,791	$4,562,589
Accounts receivable, net	343,288	352,379
Inventory, net	13,570,879	18,801,529
Prepaid expenses and other current assets	833,848	741,243
Total current assets	16,022,806	24,457,740

Property and equipment, net	245,148	274,195
Deferred tax assets	974,276	549,320
Right-of-use lease assets	394,301	450,721

TOTAL ASSETS	$17,636,531	$25,731,976

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Short-term loan	$657,895	$652,316
Accounts payable	6,024,606	11,883,253
Accrued expenses and other current liabilities	724,123	1,583,930
Operating lease liabilities-current	340,677	385,216
Total current liabilities	7,747,301	14,504,715

Non-current liabilities
Operating lease liabilities-non-current	46,951	64,945
Due to related parties	4,226,996	4,329,460
Total non-current liabilities	4,273,947	4,394,405
Total liabilities	12,021,248	18,899,120
Commitments and contingencies

Stockholders’ equity
Preferred stock: $0.0001 par value, 10,000,000 shares authorized, none issued and outstanding as of March 31, 2023 and December 31, 2022	-	-
Common stock: $0.0001 par value, 300,000,000 shares authorized, 35,052,833 and 35,047,828 shares issued and outstanding as of March 31, 2023 and December 31, 2022, respectively	3,506	3,506
Additional paid-in capital	5,691,652	5,675,320
Retained earnings	(58,172)	1,177,072
Accumulated other comprehensive loss	(21,703)	(23,042)
Total stockholders’ equity	5,615,283	6,832,856
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$17,636,531	$25,731,976

The accompanying footnotes are an integral part of these unaudited condensed consolidated financial statements.

HOUR LOOP, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

(In U.S. Dollars, except for share data)

For the three months periods Ended March 31, 2023 and 2022

(Unaudited)

	Three Months Ended March 31, 2023	Three Months Ended March 31, 2022

Revenues, net	$21,067,609	$12,353,983
Cost of revenues	(11,451,907)	(5,897,269)

Gross profit	9,615,702	6,456,714

Operating expenses
Selling and marketing	9,506,971	5,526,102
General and administrative	1,713,186	1,675,964
Total operating expenses	11,220,157	7,202,066

Loss from operations	(1,604,455)	(745,352)

Other (expenses) income
Other expense	(12,279)	(5,450)
Interest expense	(61,096)	(83,558)
Other income	17,630	6,939
Total other expenses, net	(55,745)	(82,069)

Loss before income taxes	(1,660,200)	(827,421)
Income tax benefit	424,956	182,533

Net loss	(1,235,244)	(644,888)

Other comprehensive income (loss)
Foreign currency translation adjustments	1,339	(2,416)

Total comprehensive loss	$(1,233,905)	$(647,304)

Basic and diluted loss per common share	$(0.04)	$(0.02)
Weighted-average number of common shares outstanding	35,052,666	35,032,753

The accompanying footnotes are an integral part of these unaudited condensed consolidated financial statements.

HOUR LOOP, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In U.S. Dollars)

For the three months periods Ended March 31, 2023 and 2022

(Unaudited)

	Three Months	Three Months
	Ended	Ended
	March 31,	March 31,
	2023	2022

Cash flows from operating activities:
Net loss	$(1,235,244)	$(644,888)
Adjustments to reconcile of net loss to net cash used in operating activities:
Depreciation expenses	34,662	8,396
Amortization of right-of-use lease assets	95,635	57,186
Deferred tax assets	(424,956)	(182,533)
Inventory allowance reversal	(200,118)	(21,404)
Stock-based compensation	16,332	31,012
Interest expense -due to related party	56,578	83,558
Changes in operating assets and liabilities:
Accounts receivable	9,091	3,456
Inventory	5,430,768	(4,703,465)
Prepaid expenses and other current assets	(92,605)	(375,935)
Accounts payable	(5,858,647)	(1,930,917)
Accrued expenses and other current liabilities	(859,807)	(218,344)
Operating lease liabilities	(101,723)	(30,593)
Net cash used in operating activities	(3,130,034)	(7,924,471)

Cash flows from investing activities:
Purchases of property and equipment	(3,379)	(125,468)
Net cash used in investing activities	(3,379)	(125,468)

Cash flows from financing activities:
Repayments from related parties	(159,042)	(1,024,188)
Prepaid expenses and other current assets	-	576,168
Proceeds from issuance of shares	-	5,580,192
Net cash (used in) provided by financing activities	(159,042)	5,132,172

Effect of changes in foreign currency exchange rates	4,657	(10,710)

Net decrease in cash and cash equivalents	(3,287,798)	(2,928,477)

Cash and cash equivalents at beginning of the period	4,562,589	10,592,572

Cash and cash equivalents at end of the period	$1,274,791	$7,664,095

The accompanying footnotes are an integral part of these unaudited condensed consolidated financial statements.